Exhibit 99.1

PRESS RELEASE

DICK'S Sporting Goods Announces 32 Percent Increase in Quarterly Dividend

PITTSBURGH, Pa., February 15, 2018 – The Board of Directors of DICK'S Sporting Goods, Inc. (NYSE: DKS) authorized and declared a quarterly dividend of $0.225 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on March 30, 2018, to stockholders of record at the close of business on March 9, 2018. This dividend represents an increase of approximately 32 percent over the Company’s previous quarterly per share amount and is equivalent to an annualized rate of $0.90 per share.

“The significant increase in our dividend demonstrates the strength of our balance sheet and the confidence we have in our Company’s future,” said Edward W. Stack, Chairman and CEO. “We remain firmly committed to investing in the profitable growth of our business and returning capital to our shareholders.”

About DICK'S Sporting Goods, Inc.
Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of February 3, 2018, the Company operated more than 715 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated associates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear. Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as DICK’S Team Sports HQ, an all-in-one youth sports digital platform offering free league management services, mobile apps for scheduling, communications and live scorekeeping, custom uniforms and fan wear and access to donations and sponsorships. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront.  For more information, visit the Press Room or Investor Relations pages at dicks.com.

Contacts:
Investor Relations:
Nate Gilch, Director of Investor Relations
(724) 273-3400 or investors@dcsg.com

Media Relations:
(724) 273-5552 or press@dcsg.com

###